SERVICES AGREEMENT

THIS AGREEMENT, made as of December 2, 2014 by and between Stratean, Inc., with its principal offices at 2391 South 1560 West, Woods Cross, UT 84087 (hereinafter referred to as "Stratean"), and Combustion Resources Inc., with offices at 1453 West 820 North, Provo, Utah 84601 (hereinafter referred to as "Contractor").

WITNESSETH THAT:

WHEREAS, Stratean desires certain services, as more fully described on Exhibit A, attached hereto and made a part hereof (hereinafter referred to as "Services"), and

WHEREAS, Contractor is in the business of providing such Services and desires to provide the Services for Stratean;

NOW, THEREFORE, Contractor and Stratean, each in consideration of the covenants of the other hereinafter set forth, agree as follows:

1.	TERM. The term of this Agreement shall commence as of the date set forth at it’s beginning and shall terminate on June 10, 2015 or upon completion of the Services.

2.	SCOPE OF SERVICES. Contractor shall provide an efficient business operation and qualified personnel to perform the Services. Contractor further agrees to cooperate with Stratean so as to properly promote the best interests of Stratean, and perform the Services in an expeditious and economical manner consistent with the best interests of Stratean.

3.	SERVICES FACILITY. As a part of the Services, Contractor shall arrange for a facility that is adequate for providing the Services for Stratean (“Facility”). Contractor will be responsible for payments of the lease for Facility, utilities associated with providing Services, and liability insurance required by lessor. Contractor will not be liable for loss, theft, or any damage of equipment or property owned by Stratean that is located at Facility.

4.	COMPENSATION. For the proper performance of the Services, Stratean shall compensate Contractor in accordance with Exhibit B, attached hereto and made a part hereof.

5.	CHANGES OF WORK. Stratean reserves the right to modify of amend this Agreement and the total sum due hereafter either by enlarging or restricting the scope of the Services. Stratean also acknowledges that additional labor or materials may be required to complete Services based on items or issues that were not anticipated or known when the Services described in Attachment A were written. Any changes of work that are requested or required must be agreed to in writing by Stratean.

6.	CONFIDENTIALITY. Contractor, its employees and agents shall treat and maintain as Stratean's confidential property, and not use or disclose to others except as is necessary to perform Services hereunder (and then only on a confidential basis satisfactory to Stratean), any information (including any technical information, experience or data) regarding Stratean's products, plans, programs, plants, processes, costs, equipment, operations or customers which may be disclosed to or come within the knowledge of, Contractor, its employees and agents in the performance of this Agreement, without Stratean's prior written consent. The provisions of this Section 4 shall not apply to any information referred to in this Section which Contractor establishes (i) has been published and has become part of the public domain other than by acts or omissions of Contractor, its employees and agents, (ii) has been furnished or made known to Contractor by third parties (other than those acting directly or indirectly for or on behalf of Stratean) as a matter of legal right and without restriction on disclosure or use, or (iii) was in Contractor's possession prior to disclosure by Stratean to Contractor and was not acquired by Contractor, its employees and agents directly or indirectly from Stratean.

7.	INDEMNITY. Except as hereinafter set forth in this Section 5, Contractor shall indemnify and save Stratean and its employees harmless against any and all liabilities, penalties, demands, claims, causes of action, suits, losses, damages, costs and expenses (including cost of defense, settlement and reasonable attorneys' fees) which any or all of them may hereafter suffer, incur, be responsible for or pay out (whether the same arise out of or in connection with the Services, or from any operations under or in connection with this Contract) as a result of bodily injuries (including death) to any person or damage (including loss of use) to any property occurring to or caused in whole or in part by, Contractor (or any of its employees), any of its subcontractors (or any employee thereof), or any person, firm or corporation (or any employee thereof) directly or indirectly employed or engaged by either Contractor or any of its subcontractors, including those injuries and property damages caused by the joint or concurring negligent act or omission of Stratean or its employees. Upon the request of Stratean, Contractor shall promptly defend any such demand, claim, cause of action or suit.

Stratean agrees that Contractor shall not be liable to Stratean under this Section 5 for liabilities, penalties, demands, claims, causes of action, suits, losses, damages, costs and expenses arising out of bodily injury (including death) to any person or damage (including loss of use) to any property caused by or resulting from the sole negligence of Stratean or its employees.

Stratean agrees that Contractor shall not be liable to Stratean for liabilities, penalties, demands, claims, causes of action, suits, losses, damages, costs and expenses arising out of bodily injury (including death) to any person or damage (including loss of use) to any property caused by or resulting from Stratean, its employees, or associates that are present for any purpose while Combustion is providing Services associated with this Agreement.

8.	NOTICE. Except as otherwise specifically provided, any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by teletype or telegraph or if deposited in the United States mails, postage prepaid, for mailing by first class registered or certified mail, addressed as follows:

9.	If to Stratean, it shall be addressed to: Stratean, Inc.

2391 South 1560 West

Woods Cross, UT 84087 Attention: Michael Barrett

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If to Contractor, it shall be addressed to:

Combustion Resources Inc. 1453 West 820 North Provo, Utah 84601 Attention: Craig Eatough

or to such other address or individual as either party may specify from time to time by written notice given by such party.

10.	TERMINATIONgSUSPENSION. Stratean may, at any time, terminate this Agreement in whole or in part, or suspend, delay or interrupt all or any part of the Services hereunder by written notice or verbal notice confirmed in writing. If Stratean terminates for convenience, Stratean will reimburse Contractor those costs not in excess of the amount specified in Exhibit B, which were previously incurred by Contractor in good faith in connection with the Services, including a reasonable allowance for overhead and profit. Except for circumstances beyond the reasonable control of Stratean, if the Services are suspended, delayed or interrupted by Stratean and if Contractor is authorized by Stratean to resume the Services, an equitable adjustment will be made to the amount specified in Exhibit B and/or completion schedule.

11.	STANDARD OF CARE. Contractor agrees that it will perform the Services in a good and workmanlike manner, use sound principles and practices in the performance of the Services to be provided hereunder, and will exercise high standards of skill, care and diligence in the performance of the Services.

12.	INDEPENDENT CONTRACTOR. Contractor is and shall remain an independent contractor in its performance of the Services and neither Contractor nor anyone directly or indirectly employed or engaged by Contractor shall make any representations to the contrary.

13.	COMPLIANCE WITH LAWS. Contractor shall comply with all Federal, State, and local statutes, laws, ordinances, regulations, rules and codes applicable to the Services, including Stratean's Site rules and regulations.

14.	SAFETY. Contractor acknowledges and recognizes the importance of the safety and health of all persons, including, but not limited to, employees of Stratean, Contractor and other contractors. Contractor shall strictly and carefully comply with all requirements of this Agreement and its attachments pertaining to safety and health, including, but not limited to, the safety and health provisions of Stratean policies, practices and rules for the jobsite. Contractor agrees to devote special care and attention to, and to exercise its best efforts to attain, the desired objective of performing the Services without injury to any person.

15.	ASSIGNMENT. Contractor shall not assign this Agreement or any payments due or to become due hereunder without the prior written consent of Stratean. Any attempted assignment without such consent shall be void. Assignment with such consent shall not operate to relieve Contractor of any of its obligations under this Agreement.

16.	CAPTIONS. Headings of particular articles and paragraphs are inserted only for convenience and are in no way to be construed to be a part of this Agreement or as a limitation of the scope of the articles or paragraphs to which they refer.

17.	APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS AND JUDICIAL DECISIONS OF THE STATE OF UTAH AND ALL QUESTIONS OF PERFORMANCE HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH
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SUCH LAWS AND JUDICIAL DECISIONS; BY EXECUTION OF THIS AGREEMENT, CONTRACTOR AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF UTAH.

18.	INTELLECTUAL PROPERTY. Contractor will timely inform Stratean, in writing, of any improvements, changes, advances, and/or modifications to the gasifier or any system supporting operation of the gasifier that (1) are conceived or recommended by Contractor (or any of its employees, its subcontractors, or employees of its subcontractors) and (2) arise out of Contractor’s providing the services contemplated by this Agreement. Any and all such improvements, changes, advances, and/or modifications are the property of Stratean. Contractor agrees that, at the request of Stratean, it will cause to be executed and delivered any applications, affidavits, assignments, and other instruments as may be deemed necessary or desirable to secure for or vest in Stratean, its successors, legal representatives, or assigns, all right, title, and interest in and to any application, patent, or other right or property directed to any such improvement, change, advance, and/or modification, including the right to apply for and obtain patents in the United States and foreign countries (e.g., under the provisions of the International Convention).

19.	ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between Stratean and Contractor with respect to the subject matter hereof. All prior negotiations and dealings regarding this Agreement and the subject matter hereof shall be deemed superseded by and merged into this Agreement.

IN WITNESS WHEREOF, Contractor and Stratean have executed this Agreement effective as of the date set forth at its beginning.

Stratean Inc.	Combustion Resources Inc.

By: /s/ Authorized Signatory	By: /s/Authorized Signatory
Title:	Title:

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Exhibit A

Description of Services

TASK 1: CHARACTERIZE FEEDSTOCK

The coal feedstock selected for use in the evaluation of the gasifier should be fully characterized to assist in understanding how the gasifier performs for that feedstock. The proposal does not include any costs associated with obtaining the coal and preparing the coal for testing. The client will provide the coal for the tests, and the coal will be ready for testing. Specifically, this will include any cleaning, drying, or sizing of the coal that may be required to make the coal ready for testing. The client will arrange for delivery of the coal to the CEIC facility. The feedstock will be characterized by performing the following analyses on the coal: elemental analysis, proximate analysis, heating value determination, sulfur analysis, chlorine analysis, and thermoggravimetric analysis (TGA).

TASK 2: REVIEW DESIGN DATA

Installation and operation of the gasifier will be more efficient with a full understanding of the design of the gasifier, including configuration, construction, theoretical operating conditions and performance, thermochemical calculations, etc. Thus, a detailed review of the gasifier will be performed to determine the gasifier operating conditions to use for the tests runs in this project.

TASK 3: PREPARE GASIFIER FOR TEST RUNS

In this task, the gasifier will be relocated to USU’s CEIC facility near Helper, UT, and prepared for the test runs. A steam generator will be installed at the facility. It will also be necessary to make the required water, steam, power, etc. connections required to operate the gasifier. Because of the quantity of offggas that will be generated during the runs, it may be necessary to pipe the offggas from the gasifier to the flare system at the CEIC facility.

TASK 4: PRELIMINARY TEST RUNS OF GASIFIER

Several shake down tests runs will first be performed without a solid feedstock and then with coal to verify operation of various components of the gasifier. The objective of these runs will be to verify that the gasifier and support equipment (i.e. feed systems, monitoring and measurements systems, etc.) are all working properly in preparation of the baseline test run. No sample collection or analysis will be performed as part of this task.

TASK 5: PERFORM BASELINE RUN OF GASIFIER

The baseline test run of the gasifier will be performed after the shake down runs have verified that the gasifier and support equipment are working properly. The baseline test conditions will be established based on discussions with Stratean personnel. The baseline test run will last about 10 hours, and will require approximately 15 tons of coal. Based on the sampling capabilities of the gasifier, samples of the gas, liquid, and solid effluent streams will be collected three times during the test, and analyses will be performed of these samples.

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Process conditions will be monitored based on the measurement capabilities of the gasifier. The measured data from these tests will be inspected to determine if the gasifier achieved stable operation during the test run, and to understand and evaluate gasifier operation during the baseline test run. The results of the baseline tests will be reviewed and evaluated for consistency by performing mass and energy balances. An engineer from Peterson will be present at CEIC for the baseline test run.

Following the completion of the test, Peterson will inspect and verify mechanical operation and integrity of the gasifier. This exercise will provide understanding if there are any negative impacts of the tests on the gasifier.

TASK 6: PERFORM EXTENDED RUN OF GASIFIER

An extended run of the gasifier will performed following a successful baseline test run. The test conditions for the extended run will be established based on the results of the baseline test run and discussions with Stratean personnel. The extended run will last approximately

48 hours, and will require approximately 60 tons of coal. The test will be used to demonstrate extended operation of the gasifier, and if there are any effects of extended operation of the gasifier or associated support equipment, and effects on product mix and quality from the gasifier.

Based on the sampling capabilities of the gasifier, the gas, liquid, and solid effluents from the gasifier will be sampled every 8 hours during the 48ghour run period to evaluate the operation of the gasifier during the extended run. Analysis of the samples will be performed after the extended run is completed. Process conditions will be monitored based on the measurement capabilities of the gasifier. The measured data from these tests will be inspected to determine if the gasifier achieved stable operation during the extended test run, and to understand and evaluate gasifier operation during the test.

Following the completion of the test, Peterson will inspect and verify mechanical operation and integrity of the gasifier. This exercise will provide understanding if there are any negative impacts of the tests on the gasifier.

TASK 7: PROJECT REPORT

A report will be prepared at the conclusion of the study describing the results of the evaluation of the gasifier. The report will provide a detailed discussion of the results of the tests, and will make recommendations of possible process revisions and additional work that can provide insights and direction for optimizing gasifier performance. The report will also provide recommendations for additional testing and items to be considered regarding the feasibility of commercial operation of the gasifier for processing solid waste materials.

PROJECT SCHEDULE

The project schedule is shown in Exhibit C, and is referenced to the date that the contract is executed. Contractor will make its best efforts to meet the scheduled time for each task, but because the gasifier has never been operated under test conditions, circumstances may be encountered that will delay the schedule.

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Exhibit B

Compensation

Stratean will be charged $147,114 (“Project Fee”) per Contractor’s quote dated September 30, 2014. $50,000 will be due at the start of the Project. Another $50,000 will be due at the completion of Task 5. The balance ($47,114) of the Project Fee will be due upon delivery of the Final Project Report.

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Exhibit C

Project Schedule

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